Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Second Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $11.9 million ($.83 diluted EPS) on revenue of $117.9 million for its second quarter ended June 30, 2008, compared to net income of $7.9 million ($.55 diluted EPS) on revenue of $137.6 million for its second quarter ended June 30, 2007. Net income for the first six months of 2008 was $25.3 million ($1.77 diluted EPS) on revenue of $241.7 million, compared to net income of $12.3 million ($.86 diluted EPS) on revenue of $246.9 million for the first six months of 2007.

The company had a revenue backlog of $437.7 million and a labor backlog of approximately 4.6 million man-hours remaining to work, which consist of work remaining at June 30, 2008 and commitments received since June 30, 2008.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	June 30,	December 31,
	2008	2007
Cash and short-term investments	$19,754	$24,640
Total current assets	128,025	135,747
Property, plant and equipment, at cost, net	197,739	188,766
Total assets	326,465	325,213
Total current liabilities	53,979	78,363
Debt	0	0
Shareholders' equity	253,224	228,913
Total liabilities and shareholders' equity	326,465	325,213

The management of Gulf Island Fabrication, Inc. will hold a conference call tomorrow July 25, 2008 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended June 30, 2008. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.661.5127. A digital rebroadcast of the call is available two hours after the call and ending August 8, 2008 by dialing 1.888.203.1112, replay passcode: 8124669.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms TLPs, SPARs, FPSOs, MinDOCs); piles; wellhead protectors; subsea templates; various production, compressor and utility modules; offshore living quarters; brown water tow boats; tanks and barges. The Company also provides offshore interconnect pipe hook-up; inshore marine construction; manufacture and repair of pressure vessels; heavy lifts such as ship integration and TLP module integration; loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo; onshore and offshore scaffolding; piping insulation services and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenue	$117,924	$137,572	$241,652	$246,945
Cost of revenue	97,863	123,429	198,397	224,292
Gross profit	20,061	14,143	43,255	22,653
General and administrative expenses	2,551	2,810	5,269	5,117
Operating income	17,510	11,333	37,986	17,536

Other income (expense):
Interest expense	(7)	(8)	(13)	(19)
Interest income	36	161	145	280
Other	5	(1)	(55)	(5)
	34	152	77	256

Income before income taxes	17,544	11,485	38,063	17,792

Income taxes	5,672	3,624	12,751	5,516

Net income	$11,872	$7,861	$25,312	$12,276

Per share data:

Basic earnings per share:	$0.83	$0.56	$1.78	$0.87

Diluted income per share:	$0.83	$0.55	$1.77	$0.86

Weighted-average shares	14,251	14,152	14,235	14,140
Effect of dilutive securities: employee stock options	78	121	65	126
Adjusted weighted-average shares	14,329	14,273	14,300	14,266

Depreciation and amortization included in expense above	$4,254	$3,492	$8,430	$6,918

Cash dividend declared per common share	$0.100	$0.100	$0.200	$0.200

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, Chief Executive Officer, 985-872-2100
or
Robin A. Seibert, Chief Financial Officer, 985-872-2100